Exhibit 99.1

The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com

Eric Reiss (media) (646) 536-7032 ereiss@theruthgroup.com

Myrexis Announces Executive Management Changes

Salt Lake City, (July 22, 2011) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on developing and commercializing novel treatments for cancer, today announced that Adrian N. Hobden, Ph.D. has resigned as President, Chief Executive Officer and a member of the Board of Directors, effective July 21, 2011. The Board of Directors has appointed Robert J. Lollini, the Company’s Chief Financial Officer, as interim President and Chief Executive Officer. Mr. Lollini will also continue has duties as Chief Financial Officer. The Board plans to initiate a search for a new CEO, looking at both internal and external candidates. In addition, Dr. Hobden has agreed to serve as a consultant to the company for three months to assist in the transition.

“On behalf of the Board of Directors of Myrexis, I would like to thank Adrian Hobden for his tremendous contributions to Myrexis’ development and growth and wish him good health and happiness in the future,” stated Gerald Belle, Chairman of the Board of Directors. “We are very pleased that Bob Lollini has accepted the role of interim President and Chief Executive Officer, and we look forward to his leadership of Myrexis.”

“I welcome the opportunity to work with the Board and provide continued support to senior management and all Myrexis employees to achieve our collective goal to advance our clinical and preclinical programs and increase shareholder value,” said Bob Lollini.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on developing and commercializing novel treatments for cancer. The Company has leveraged a unique understanding of the genetic causes of human disease to generate a strong pipeline of clinical and preclinical product candidates. These include compounds with distinct mechanisms of action and novel chemical structures that have first-in-class and/or best-in-class therapeutic potential. Myrexis is led by an experienced management team with expertise in all aspects of pre-clinical, clinical and commercial drug development.

The Company’s oncology pipeline is led by Azixa (verubulin, MPC-6827), a novel small molecule microtubule destabilizing agent which is targeted to the brain. It is in Phase 2b clinical development for the treatment of glioblastoma multiforme. Additional novel, potent, small molecule oncology compounds include MPC-3100, a fully-synthetic and orally bioavailable inhibitor of Hsp90 in Phase 1 clinical development; and MPC-9528, a Cancer Metabolism Inhibitor (CMI) in IND-enabling studies. Myrexis is also evaluating MPI-0485520, an orally bioavailable, potent and selective small molecule inhibitor of type I interferon production that is being developed for the treatment of cancer and autoimmune diseases.

For more information, please visit www.myrexis.com.

The Myrexis, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=6327

Myrexis, the Myrexis logo and Azixa are trademarks or registered trademarks of Myrexis, Inc. in the United States and foreign countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2010, which was filed with the Securities and Exchange Commission on September 13, 2010, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.